INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to the Registration Statement No. 811-4118 on Form N-1A of Fidelity Securities Fund, of our reports each dated September 1, 2000 appearing in the Annual Reports to Shareholders of Fidelity Blue Chip Growth Fund and Fidelity OTC Portfolio for the year ended July 31, 2000.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 22, 2000